Exhibit 99.1

For Immediate Release

Contacts:

Analysts: Patricia Cosgel, Patricia.Cosgel@Avangrid.com, 203-499-2624

Media: Zsoka McDonald, Zsoka.McDonald@Avangrid.com, 203-997-6892

AVANGRID REPORTS STRONG 2021 FINANCIAL RESULTS

•	U.S. GAAP Net Income and Non-U.S. GAAP Adjusted Net Income increased 22% and 25% in 2021, respectively, compared to 2020
•	Invested $3.3B across Networks & Renewables businesses, growing rate base and installed capacity
•	Delivered strong operating performance and improved customer service in Networks, reducing customers impacted by outages by 22%
•	Restructured offshore lease partnership generating ~$175 million earnings contribution for 2022; company now owns 4.9 GW of offshore wind potential on the eastern seaboard
•	Continuing construction on the first U.S. commercial-scale offshore wind project and growing the portfolio of onshore renewables
•	Providing 2022 Adjusted Earnings Outlook of $2.20-$2.38 per share

Orange, CT – February 22, 2022 - Today AVANGRID, Inc. (NYSE: AGR), a leading sustainable energy company, reported consolidated U.S. GAAP net income of $707 million, or $1.97 per share, compared to $581 million, or $1.88 per share, for the full year 2020. For the fourth quarter ended December 31, 2021, consolidated net income was $164 million, or $0.42 per share, compared to $166 million, or $0.54 per share, for the fourth quarter ended December 31, 2020. Results for the fourth quarter ended December 2020 included $0.22 per share from the implementation of rate plans in New York, which included a make-whole adjustment retroactive to April 2020. Weighted average shares outstanding for the fourth quarter and the full year 2021 were 387.2 million and 358.1 million shares respectively, compared to 309.5 million shares in both periods in 2020.

On a non-U.S. GAAP adjusted basis, consolidated net income for the full year 2021 was $780 million, or $2.18 per share, compared to $625 million, or $2.02 per share, for the full year 2020. For the fourth quarter 2021, non-U.S. GAAP adjusted net income was $171 million, or $0.44 per share, compared to $191 million, or $0.62 per share, for the fourth quarter 2020.

“Our excellent performance in 2021 is the result of our focus on execution, continuous improvement in our operations and our commitment to excellent customer service,” said Dennis V. Arriola, chief executive officer of AVANGRID. “We successfully executed our rate plans, remained focused on improving customer service, and increased energetic availability in our Renewables fleet. We are positioned to continue growing investments in our strong utility foundation and increasing capacity in renewables. As a result, we are providing 2022 earnings guidance of $850-$920 million or $2.20-$2.38 per share.”

Networks

In 2021, Networks had several noteworthy achievements. The business settled key dockets in Connecticut, alleviating impacts on customers from the pandemic, and implemented the New York rate plans, which represent approximately 51% of rate base. In Maine, the Company also continued to successfully meet customer service metrics and the Maine regulators recently removed the 100-basis point ROE adjustment.

Networks earnings for the full year and fourth quarter 2021 compared to the same periods in 2020 mainly benefited from the execution of rate plans. For the full year, net income increased by 17% and non-U.S. GAAP adjusted net income increased by 16%. Capital expenditures for the year increased from $1.9 billion to $2.2 billion, increasing rate base by 9%.

Renewables

In 2021, Vineyard Wind 1, the Company’s 800 MW joint-venture project off the coast of Massachusetts, was the first U.S. offshore commercial-scale wind project to complete the full permitting process, reach financial close and start construction. Renewable’s 1,232 MW Commonwealth Wind project was selected in the latest Massachusetts offshore wind RFP in December and will be the largest offshore wind project in New England. Finally, the Company completed an agreement in January 2022 to restructure its New England lease areas, which will generate an earnings contribution of ~$175 million in the first quarter of 2022. As a result of the restructuring, with its New England projects and 2.5 GW lease area off the mid-Atlantic coast, the Company now owns 4.9 GW of offshore wind opportunities.

Last year, Renewables executed 249 MW of onshore wind and solar contracts and achieved commercial operation for two projects totaling 386 MW. The Company currently has ~1 MW of solar and onshore wind capacity under construction, expected to come online in 2022 and 2023.

Renewables results for the full year and fourth quarter 2021 compared to 2020 benefited from improved pricing, new capacity, and favorable thermal and asset management revenues. These results were partially offset by lower wind production, taxes and costs associated with new capacity. Renewables earnings for the full year 2021 also benefited from the Texas weather event. For the full year, net income increased by 27% and non-U.S. GAAP adjusted net income increased by 48%.

Outlook

AVANGRID’s consolidated U.S. GAAP and non-U.S. GAAP Adjusted Net Income outlook for 2022 are projected to be in the range of $850-$920 million or $2.20-$2.38 per share, based on 387 million average shares outstanding. These outlook ranges do not include earnings from the pending merger with PNM Resources or the New England Clean Energy Connect transmission project and reflect the gain from the restructuring of the Company’s New England offshore wind partnership agreement.

For additional information, see “Reconciliation of Non-U.S. GAAP Adjusted 2021 Outlook” at the end of this release.

Non-U.S. GAAP adjusted earnings and adjusted earnings per share exclude mark-to-market adjustments in the Renewables segment, accelerated depreciation derived from repowering of wind farms, restructuring charges, merger costs, COVID-19 impacts and a legal settlement related to the sale of the Gas Storage business. For additional information, see “Use of Non-U.S. GAAP Financial Measures” and “Reconciliation of Non-U.S. GAAP Financial Measures” at the end of this release.

Webcast

AVANGRID will webcast an audio-only financial presentation in conjunction with releasing fourth quarter and full year 2021 earnings tomorrow, Wednesday, February 23, 2022 beginning at 10:00 A.M. Eastern time. The listen-only webcast will feature a presentation from members of the executive team followed by a question and answer session. The webcast can be accessed through the Investor Relations’ section of AVANGRID’s website. A replay will be available for 90 days in the Investors section of the AVANGRID website.

# # #

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) aspires to be the leading sustainable energy company in the United States. Headquartered in Orange, CT with approximately $40 billion in assets and operations in 24 U.S. states, AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns and operates eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Avangrid Renewables owns and operates a portfolio of renewable energy generation facilities across the United States. AVANGRID employs approximately 7,000 people and has been recognized by JUST Capital in 2021 and 2022 as one of the JUST 100 companies – a ranking of America’s best corporate citizens. In 2022, AVANGRID ranked second within the utility sector for its commitment to the environment and the communities it serves. The company supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2021 for the third consecutive year by the Ethisphere Institute. For more information, visit www.avangrid.com.

Forward Looking Statements

Certain statements in this release may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “would,” “could,” “can,” “expect(s),” “believe(s),” “anticipate(s),” “intend(s),” “plan(s),” “estimate(s),” “project(s),” “assume(s),” “guide(s),” “target(s),” “forecast(s),” “are (is) confident that” and “seek(s)” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition of the business and other statements that are not historical facts. Such statements are based upon the current reasonable beliefs, expectations, and assumptions of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors are discussed and should be reviewed in our Form 10-K and other subsequent filings with the SEC. Specifically, forward-looking statements include, without limitation:

•	the future financial performance, anticipated liquidity and capital expenditures;

•	actions or inactions of local, state or federal regulatory agencies;

•	the ability to recruit and retain a highly qualified and diverse workforce in the competitive labor market;

•	changes in amount, timing or ability to complete capital projects;

•

adverse developments in general market, business, economic, labor, regulatory and political conditions including, without limitation, the impacts of inflation, deflation, supply-chain interruptions and changing prices and labor costs;

•	the impacts of climate change, fluctuations in weather patterns and extreme weather events;

•	technological developments;

•

the impact of extraordinary external events, such as any cyber breaches or other incidents, grid disturbances, acts of war or terrorism, civil or social unrest, natural disasters, pandemic health events or other similar occurrences;

•

the impact of any change to applicable laws and regulations, including those subject to referendums affecting the ownership and operations of electric and gas utilities and renewable energy generation facilities, respectively, including, without limitation, those relating to the environment and climate change, taxes, price controls, regulatory approval and permitting;

•

our ability to close the proposed Merger (as defined below), the anticipated timing and terms of the proposed Merger, our ability to realize the anticipated benefits of the proposed Merger and our ability to manage the risks of the proposed Merger;

•	the COVID-19 pandemic, its impact on business and economic conditions and the pace of recovery from the pandemic;

•	the implementation of changes in accounting standards;

•	adverse publicity or other reputational harm; and

•	other presently unknown unforeseen factors.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this report, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Other risk factors are detailed from time to time in our reports filed with the SEC, and we encourage you to consult such disclosures.

Use of Non-U.S. GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we consider adjusted net income and adjusted earnings per share, adjusted EBITDA and adjusted EBITDA with Tax Credits as financial measures that are not prepared in accordance with U.S. GAAP. The non-GAAP financial measures we use are specific to AVANGRID and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries by eliminating the impact of certain non-cash charges. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We define adjusted net income as net income adjusted to exclude restructuring charges, mark-to-market earnings from changes in the fair value of derivative instruments, accelerated depreciation derived from repowering of wind farms, costs incurred related to the PNMR Merger, a legal settlement and costs incurred in connection with the COVID-19 pandemic. We believe adjusted net income is more useful in understanding and evaluating actual and projected financial performance and contribution of AVANGRID core lines of business and to more fully compare and explain our results. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also define adjusted earnings per share, or adjusted EPS, as adjusted net income converted to an earnings per share amount.

We define adjusted EBITDA as adjusted net income adjusted to fully exclude the effects of net (loss) income attributable to noncontrolling interests, income tax expense (benefit), depreciation and amortization, interest expense, net of capitalization, other (income) expense and (earnings) losses from equity method investments. We further define adjusted EBITDA with tax credits as adjusted EBITDA adding back the pre-tax effect of retained Production Tax Credits (PTCs) and Investment Tax Credits (ITCs) and PTCs allocated to tax equity investors. The most directly comparable U.S. GAAP measure to adjusted EBITDA and adjusted EBITDA with tax credits is net income.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, AVANGRID’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to AVANGRID and should be considered only as a supplement to AVANGRID’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools.

Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Investors and others should note that AVANGRID routinely posts important information on its website and considers the Investor Relations section, www.avangrid.com/wps/portal/avangrid/Investors, a channel of distribution.

Avangrid, Inc.

Condensed Consolidated Statements of Income

(In Millions except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($M)	2021	2020	2021	2020
Operating Revenues	$1,933	$1,669	$6,974	$6,320

Operating Expenses
Purchased power, natural gas and fuel used	634	380	1,719	1,379
Operations and maintenance	661	678	2,706	2,466
Depreciation and amortization	258	239	1,014	987
Taxes other than income taxes	160	150	640	619

Total Operating Expenses	1,713	1,447	6,079	5,451

Operating Income	220	222	895	869

Other Income and (Expense)
Other income	12	3	60	18
Earnings (losses) from equity method investments	3	—	7	(3)
Interest expense, net of capitalization	(80)	(65)	(298)	(316)

Income Before Income Tax	155	160	664	568

Income tax expense (benefit)	21	8	21	29

Net Income	134	152	643	539

Net loss attributable to noncontrolling interests	30	14	64	42

Net Income Attributable to Avangrid, Inc.	$164	$166	$707	$581

Earnings per Common Share, Basic:	$0.42	$0.54	$1.97	$1.88
Earnings per Common Share, Diluted:	$0.42	$0.54	$1.97	$1.88
Weighted-average # of Common Shares Outstanding (M):
Basic	387.2	309.5	358.1	309.5
Diluted	387.6	309.6	358.6	309.6

Amounts may not add due to rounding

Reconciliation of Non-U.S. GAAP Financial Measures

Avangrid, Inc.

Reconciliation of Non-U.S. GAAP Adjusted Net Income (Loss) - $M

(Unaudited)

	Three Months ended December 31,			Year ended December 31,
	2021	2020	21 vs ‘20	2021	2020	21 vs ‘20
Networks	$193	$182	$11	$636	$546	$90
Renewables	(14)	(4)	(10)	131	103	28
Corporate*	(16)	(13)	(3)	(60)	(67)	8

GAAP Net Income	$164	$166	$(2)	$707	$581	$126
Adjustments:
Restructuring charges	—	1	(1)	—	6	(6)
Mark-to-market earnings - Renewables	2	14	(12)	53	5	48
Accelerated depreciation from repowering	—	—	—	—	9	(9)
Impact of COVID-19	1	8	(8)	34	29	5
Merger costs	6	6	—	12	6	6
Legal settlement—Gas storage	—	5	(5)	—	5	(5)
Income tax impact of adjustments**	(2)	(9)	7	(26)	(16)	(10)

Adjusted Net Income	$171	$191	$(21)	$780	$625	$155

*	Includes Corporate and other non-regulated entities as well as intersegment eliminations
**

2021: Income tax impact of adjustments: ($0.7)M and ($14.0)M from mark-to-market (MtM) earnings—Renewables, $0.1M and ($9.0)M from impact of COVID-19—Networks, and ($1.5)M and ($3.2)M from merger costs—Corporate, for the three and twelve months ended December 31, 2021, respectively.

**

2020: Income tax impact of adjustments: $3.7M and ($1.2)M from mark-to-market (MtM) earnings, ($0.2)M and ($1.6)M from restructuring charges, $(0.1)M and ($2.4)M from accelerated depreciation, ($2.2)M and ($7.6)M from impact of COVID-19, ($1.2)M and ($1.2)M from impact of settlement costs—Gas storage and ($1.6)M and ($1.6)M from pre-merger costs for the three and twelve months ended December 31, 2020, respectively.

Non-U.S. GAAP Adjusted Net Income (Loss)—$M

	Three Months ended December 31,			Year ended December 31,
	Adjusted 2021	Adjusted 2020	Adjusted ‘21 vs ‘20	Adjusted 2021	Adjusted 2020	Adjusted ‘21 vs ‘20
Networks	$194	$189	$5	$661	$568	$92
Renewables	(12)	7	(18)	170	115	55
Corporate*	(11)	(4)	(7)	(51)	(58)	7

Adjusted Net Income	$171	$191	$(21)	$780	$625	$155

*	Includes Corporate and other non-regulated entities as well as intersegment eliminations

Avangrid, Inc.
Reconciliation of Non-U.S. GAAP Adjusted Earnings (Loss) Per Share (EPS)
(Unaudited)

	Three Months ended December 31,			Year ended December 31,
	2021	2020	21 vs ‘20	2021	2020	21 vs ‘20
Networks	$0.50	$0.59	$(0.09)	$1.78	$1.76	$0.01
Renewables	(0.04)	(0.01)	(0.02)	0.37	0.33	0.03
Corporate*	(0.04)	(0.04)	—	(0.17)	(0.22)	0.05

GAAP Earnings Per Share	$0.42	$0.54	$(0.11)	$1.97	$1.88	$0.10
Adjustments:
Restructuring charges	—	—	—	—	0.02	(0.02)
Mark-to-market earnings—Renewables	0.01	0.05	(0.04)	0.15	0.02	0.13
Accelerated depreciation from repowering	—	—	—	—	0.03	(0.03)
Impact of COVID-19	—	0.03	(0.03)	0.10	0.09	—
Merger costs	0.02	0.02	—	0.03	0.02	0.01
Legal settlement—Gas storage	—	0.01	(0.01)	—	0.01	(0.01)
Income tax impact of adjustments**	(0.01)	(0.03)	0.02	(0.07)	(0.05)	(0.02)

Adjusted Earnings Per Share	$0.44	$0.62	$(0.18)	$2.18	$2.02	$0.16

Weighted-avg # of Shares (M):	387.2	309.5		358.1	309.5

Amounts may not add due to rounding

* Includes Corporate and other non-regulated entities as well as intersegment eliminations

**   2021: EPS Income tax impact of adjustments: $0 and ($0.04) from mark-to-market (MtM) earnings—Renewables, $0 and ($0.02) from impact of COVID-19—Networks, and ($0.01) and ($0.01) from merger costs—Corporate for the three and twelve months ended December 31, 2021, respectively.

**   2020: EPS Income tax impact of adjustments: ($0.01) and $0 from mark-to-market (MtM) earnings, $0 and ($0.01) from accelerated depreciation—Renewables, and ($0.01) and ($0.02) from impact of COVID-19, $0 and ($0.01) from restructuring charges and ($0.01) and ($0.01) from pre-merger costs, for the three and twelve months ended December 31, 2020, respectively.

Non-U.S. GAAP Adjusted Earnings (Loss) Per Share

	Three Months ended December 31,			Year ended December 31,
	Adjusted 2021	Adjusted 2020	Adjusted ‘21 vs ‘20	Adjusted 2021	Adjusted 2020	Adjusted ‘21 vs ‘20
Networks	$0.50	$0.61	$(0.11)	$1.84	$1.84	$0.01
Renewables	(0.03)	0.02	(0.05)	0.47	0.37	0.10
Corporate*	(0.03)	(0.01)	(0.01)	(0.14)	(0.19)	0.05

Adjusted Earnings Per Share	$0.44	$0.62	$(0.18)	$2.18	$2.02	$0.16

Weighted-avg # of Shares (M):	387.2	309.5		358.1	309.5

Amounts may not add due to rounding

* Includes Corporate and other non-regulated entities as well as intersegment eliminations